24 September 2010
UK SPV CREDIT FINANCE PLC and DEUTSCHE BANK AG, LONDON BRANCH and DEUTSCHE TRUSTEE COMPANY LIMITED
AGENCY AGREEMENT relating to U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, UK SPV Credit Finance plc
[Linklaters]
Ref: FJK/NICH/EBG/CAP
Linklaters LLP

TABLE OF CONTENTS

Contents Page

1 Interpretation	1
2 Appointment of the Agents	3
3 Authentication of the Notes	3
4 Exchanges of Permanent Global Note for Definitive Notes	4
5 Replacement Notes and Coupons	4
6 Payment	5
7 Payments to Noteholders	7
8 Miscellaneous Duties of the Agents	9
9 Fees and Expenses	10
10 Acknowledgement of the Agents	10
11 Terms of Appointment	11
12 Changes in Agents	12
13 Notices	14
14 Law and Jurisdiction	15
15 Modification	15
16 Counterparts	15
Schedule	16

This Agreement is made on 24 September 2010 between:

(1)	UK SPV CREDIT FINANCE PLC, incorporated under the laws of England, whose registered office is at Pellipar House, First Floor, 9 Cloak Lane, London EC4R 2RU, United Kingdom, as issuer (the “Issuer”);
(2)	DEUTSCHE BANK AG, LONDON BRANCH as principal paying agent and a paying agent (the “Principal Paying Agent” and “Paying Agent”); and
(3)	DEUTSCHE TRUSTEE COMPANY LIMITED, as trustee (the “Trustee” which expression includes all persons for the time being appointed as trustee or trustees under the Trust Deed).

Whereas

(A)	The Issuer has authorised the creation and issue of U.S.$200,000,000 in aggregate principal amount of 9.375 per cent. Loan Participation Notes due 2015 (the “Notes”) for the sole purpose of financing a loan (the “Loan”) to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Bank”) subject to, and in accordance with, the loan agreement between the Issuer and the Bank dated 17 September 2010 (the “Loan Agreement”).
(B)	The Notes will be constituted and secured by, and will in all respects be subject to and have the benefit of, a trust deed dated 24 September 2010 (as amended or supplemented from time to time) and made between the Issuer and the Trustee (the “Trust Deed”).
(C)	The Notes will be issued in bearer form in the denomination of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof, each with interest coupons (“Coupons”) attached. The Notes will initially be represented by a temporary global note (the “Temporary Global Note”) in or substantially in the form set out in Schedule 2 to the Trust Deed which will be exchanged in accordance with its terms for a permanent global note (the “Permanent Global Note” and, together with the Temporary Global Note, the “Global Notes”) in or substantially in the form set out in Schedule 3 to the Trust Deed, which in turn will be exchangeable for Notes in definitive form (“Definitive Notes”) in or substantially in the form set out in Schedule 1 to the Trust Deed in the limited circumstances specified in the Permanent Global Note. The Notes will be offered outside of the United States in reliance on Regulation S under the United States Securities Act of 1933, as amended.
(D)	The Issuer, the Agents and the Trustee wish to record certain arrangements which they have made in relation to the Notes.

It is agreed as follows:

1	Interpretation
1.1	Definitions:

In this Agreement, the following expressions have the following meanings:

“Agents” means the Principal Paying Agent and the Paying Agents and “Agent” means any one of the Agents;

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City, Kyiv and in the city where the Specified Office of the Principal Paying Agent is located;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Conditions” means the Terms and Conditions of the Notes (as scheduled to the Trust Deed and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Fee Letters” means the Fees Letter, the Fee Distribution Letter and the Fees Indemnity Letter;

“Lender Account” means the account no. 0196713 0000 USD 000 CTA, MTAG: 19671300 (with payment details as follows: Correspondent Bank: Deutsche Bank Trust Company Americas, SWIFT: BKTRUS33, Account with Bank: Deutsche Bank AG, London Branch, SWIFT: DEUTGB2L, Beneficiary Name: UK SPV Credit Finance plc, LPN Secured Account, Beneficiary IBAN: GB23 DEUT 4050 8119 6713 00);

“Paying Agent” and “Principal Paying Agent” include any successors and additional such agents thereto appointed from time to time in accordance with Clause 11 and any of their respective successors and “Paying Agent” means any one of the Paying Agents;

“Replacement Agent” means the Principal Paying Agent and any Paying Agent;

“Required Agent” means any Paying Agent which is the sole remaining Paying Agent with its Specified Office in any city where a listing authority, stock exchange and/or quotation system on which the Notes are listed, traded and/or quoted requires there to be a Paying Agent;

“Same-Day Funds” means U.S. Dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in U.S. Dollars as the Issuer may at any time determine to be customary for the settlement of international transactions in New York City of the type contemplated hereby;

“Specified Office” means, in relation to any Agent:

(a)	the office specified against its name in the Schedule to this Agreement; or
(b)	such other office as such Agent may specify in accordance with Clause 12.8;

“Trustee” includes all persons for the time being appointed as trustee or trustees under the Trust Deed; and

“U.S.$” or “U.S. Dollars” denote the lawful currency of the United States of America.

1.2	Clauses and Schedules: Any reference in this Agreement to a Clause or a sub-Clause or a Schedule is, unless otherwise stated, to a clause or a sub-Clause hereof or a schedule hereto.
1.3	Principal and interest: In this Agreement, any reference to principal or interest includes any additional amounts payable in relation thereto under the Trust Deed or the Conditions.
1.4	Terms defined in the Loan Agreement, Conditions and the Trust Deed: Terms and expressions used but not defined herein have the respective meanings given to them in the Loan Agreement, Conditions and the Trust Deed.
1.5	Statutes: Any reference in this Agreement to a statute, any provision thereof or to any statutory instrument, order or regulation made thereunder shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.
1.6	Headings: Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.
1.7	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
2	Appointment of the Agents
2.1	Appointment: The Issuer appoints each Agent as its agent in relation to the Notes for the purposes specified in this Agreement, the Trust Deed and the Conditions. The obligations of the Agents are several and not joint.
2.2	Acceptance of appointment: Each Agent accepts its appointment as agent of the Issuer in relation to the Notes and agrees with the other parties hereto to comply with the provisions of this Agreement. Each Agent shall be deemed to have notice of the provisions of the Trust Deed and the Conditions.
3	Authentication of the Notes
3.1	Permanent Global Note Available: The Issuer undertakes that the Permanent Global Note (duly executed on behalf of the Issuer) will be available to be exchanged for interests in the Temporary Global Note in accordance with the terms of the Temporary Global Note.
3.2	Authority to Authenticate: The Issuer authorises and instructs the Principal Paying Agent to authenticate the Global Notes and any Definitive Notes delivered pursuant to this Clause 3 and Clause 4.
3.3	Exchange of Temporary Global Note for Permanent Global Note and Definitive Notes: The Issuer authorises and instructs the Principal Paying Agent to cause interests in the Temporary Global Note to be exchanged for interests in the Permanent Global Note and interests in the Permanent Global Note to be exchanged for Definitive Notes in accordance with their respective terms. Following the exchange of the last interest in a Global Note, the Principal Paying Agent shall cause such Global Note to be cancelled and delivered to the Issuer or as it may direct.
3.4	Safe Custody of Notes; Exchange only in Accordance with Terms: The Principal Paying Agent shall cause all Notes delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that interests in the Temporary Global Note are only exchanged for interests in the Permanent Global Note in accordance with the terms of the Temporary Global Note and this Agreement and that Definitive Notes are issued only in accordance with the terms of the Permanent Global Note, the Trust Deed and this Agreement.
3.5	Number of Definitive Notes held by the Principal Paying Agent: So long as any of the Notes is outstanding the Principal Paying Agent shall, within seven days of any request by the Issuer or the Trustee, certify to the Issuer or the Trustee the number of Definitive Notes held by it under this Agreement.
4	Exchanges of Permanent Global Note for Definitive Notes

If a Global Note is to be exchanged in accordance with its terms for Definitive Notes, the Issuer undertakes that it will deliver to, or to the order of, the Principal Paying Agent, as soon as reasonably practicable and in any event not later than 15 days before the relevant exchange is due to take place, Definitive Notes (with Coupons attached) in an aggregate principal amount of U.S.$200,000,000 or such lesser amount as is the principal amount of Notes represented by the Global Note to be exchanged. Each Definitive Note and Coupon so delivered shall be duly executed on behalf of the Issuer, provided, however, that the Issuer shall be under no obligation to deliver any Definitive Note or Coupon pursuant to this Agreement unless and until the Bank has provided it with sufficient funds to cover the expenses of producing and delivering the same.

5	Replacement Notes and Coupons
5.1	Notes and Coupons Available: The Issuer shall cause a sufficient quantity of additional forms of Notes and Coupons to be available, upon request, to each Replacement Agent at its Specified Office for the purpose of issuing replacement Notes or Coupons.
5.2	Issue and Authentication of Replacement Notes: Each Replacement Agent shall, subject to and in accordance with Condition 10 and the following provisions of this clause, cause to be authenticated (in the case only of replacement Notes) and delivered any replacement Notes or Coupons which the Issuer may determine to issue in place of Notes or Coupons which have been lost, stolen, mutilated, defaced or destroyed.
5.3	Coupons Attached to Replacement Notes: In the case of a mutilated or defaced Note, each Replacement Agent shall ensure that (unless otherwise covered by such indemnity as the Issuer or Replacement Agent may require) any replacement Note only has attached to it Coupons corresponding to those attached to the mutilated or defaced Note which is presented for replacement.
5.4	Restriction on Issue of Replacement Notes: Each Replacement Agent shall obtain verification, in the case of an allegedly lost, stolen or destroyed Note or Coupon in respect of which the serial number is known, that the Note or Coupon has not previously been redeemed or paid. A Replacement Agent shall not issue a replacement Note or Coupon unless and until the applicant has:
5.4.1	paid such expenses and costs as may be incurred in connection with the replacement;
5.4.2	furnished it with such evidence and indemnity as the Issuer and/or the Replacement Agent may reasonably require; and
5.4.3	in the case of a mutilated or defaced Note or Coupon, surrendered it to the relevant Replacement Agent.
5.5	Cancellation of Mutilated or Defaced Notes: Each Replacement Agent shall cancel mutilated or defaced Notes or Coupons in respect of which replacement Notes or Coupons have been issued pursuant to this clause and all Notes which are so cancelled shall (if relevant) be delivered by the Replacement Agent to the Principal Paying Agent (or as it may specify). The Principal Paying Agent shall, upon written request, furnish the Issuer with a certificate stating the serial numbers of the Notes or Coupons received by it and cancelled pursuant to this clause and shall, unless otherwise requested by the Issuer, destroy all those Notes and Coupons and upon written request furnish the Issuer with a destruction certificate containing the information specified in Clause 8.2.
5.6	Notification of Serial Numbers: Each Replacement Agent shall, on issuing any replacement Note or Coupon, forthwith inform the Issuer and the other Paying Agents of the serial number of the replacement Note or Coupon issued and (if known) of the serial number of the Note or Coupon in place of which the replacement Note or Coupon has been issued. Whenever replacement Coupons are issued under this clause, the Principal Paying Agent shall also notify the other Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Coupons and of the replacement Coupons issued.
5.7	Paying Agents to Notify Issuer and Principal Paying Agent: Whenever a Note or Coupon for which a replacement Note or Coupon has been issued and the serial number of which is known is presented to a Paying Agent for payment the relevant Paying Agent shall immediately send notice to the Issuer and (if it is not itself the Principal Paying Agent) the Principal Paying Agent.
6	Payment
6.1	Payment to Principal Paying Agent: The Issuer will (subject to the receipt of the relevant funds from the Bank), at least one Business Day before each date on which any payment in respect of the Notes becomes due, transfer, or cause to be transferred, to the Lender Account such amount as may be required for the purposes of such payment. In this Clause, the date on which a payment in respect of the Notes becomes due means the first date on which the holder of a Note could claim the relevant payment by transfer to an account under the Conditions, but disregarding the necessity for it to be a business day in any particular place of presentation. All payments by the Issuer under this Agreement are to be made free of any withholding or deduction, except as may be required by law in which case the Issuer will increase the amounts payable as may be necessary to ensure the recipient of such payments receives an amount equal to the full amount which it would have received had such payments not been made subject to such withholding or deduction provided always that the Issuer has actually received the prior necessary funds therefor from the Bank in order to pay such additional amounts.
6.2	Manner and Time of Payment: Each amount payable under Clause 6.1 shall be paid unconditionally by credit transfer in U.S. Dollars and in same day, freely transferable funds not later than 10.00 a.m. (New York City Time) on the relevant day to the Lender Account. The Issuer shall require the Bank to procure that before 10.00 a.m. (New York City Time) on the Business Day immediately preceding the date on which any payment is to be made pursuant to Clause 6.1, the Issuer confirms by fax or authenticated SWIFT message to the Principal Paying Agent the payment instructions relating to such payment.
6.3	Exclusion of liens and interest: Pursuant to Clause 4 of the Trust Deed and the Security Interests (as defined therein), the Issuer has, inter alia, charged by way of first fixed charge in favour of the Trustee all of its rights, title and interest in and to all sums of money now or in the future deposited in the Lender Account. Subject to such charge, the Principal Paying Agent shall be entitled to deal with each amount paid to the Lender Account in the same manner as other amounts paid to the Principal Paying Agent as a banker by its customers; provided, however, that:
6.3.1	it shall not exercise against the Issuer or the Trustee any lien, right of set-off or similar claim in respect thereof; and
6.3.2	it shall not be liable to any person for interest thereon.
6.4	Condition to payment by Paying Agents: The Principal Paying Agent will forthwith notify each of the other Paying Agents, the Trustee and the Issuer if it has not by the time specified for its receipt received the confirmation referred to in Clause 6.1 or by the time specified for its receipt in Clause 6.1 received into the Lender Account the full amount of any payment due in respect of the Notes.
6.5	Application by Principal Paying Agent: The Principal Paying Agent shall (and is hereby authorised by the Issuer to) apply each amount paid to the Lender Account in accordance with Clause 6 and shall not be obliged to repay to the Issuer any such amount unless the claim for the relevant payment becomes void under Condition 9, in which event it shall refund to the Issuer or pursuant to its order such portion of such amount as relates to such payment by paying the same by credit transfer in U.S. Dollars to such account with such bank in New York City as the Issuer by notice to the Principal Paying Agent specifies for the purpose.
6.6	Failure to Pay: If the Principal Paying Agent has not, by 10.00 a.m. (New York City Time) on the due date of any payment due to it under Clause 6.1, received unconditionally the full amount in U.S. Dollars of the moneys payable on such date, it shall forthwith notify the Bank, the Issuer, the Trustee and each other Paying Agent. If the Principal Paying Agent subsequently receives confirmation of such payment instructions, it shall forthwith notify the Bank, the Issuer, the Trustee and each other Paying Agent.
6.7	Obligation of Issuer: The obligations of the Issuer under Clause 6.1 are solely to make payments of amounts in aggregate equal to and in the same currency as each sum actually received by or for the account of the Issuer pursuant to the Loan Agreement in respect of principal, interest, Additional Amounts, any amounts payable under Clause 6.3 of the Loan Agreement or other amount, if any (less any amounts in respect of the Reserved Rights as aforesaid).
7	Payments to Noteholders
7.1	Payments by the Paying Agents: Subject to the payments to the Lender Account being duly made pursuant to Clause 6.1, each Paying Agent acting through its Specified Office shall make payments of principal, interest and additional amounts, if any, in respect of Notes in accordance with the Conditions and, so long as the Notes are evidenced by the Global Note, the terms thereof; provided, however, that:
7.1.1	if any Global Note or Definitive Note is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify the Issuer and the Trustee and (if such Paying Agent is not the Principal Paying Agent) the Principal Paying Agent of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer (or, for the purposes of Clause 7.6 only, the Trustee) and the Principal Paying Agent has received the amount to be so paid;
7.1.2	a Paying Agent shall not be obliged (but shall be entitled) to make such payments if:
(i)	in the case of the Principal Paying Agent, it has not received the full amount of any payment due to it under Clause 6.1; or
(ii)	in the case of any other Paying Agent:
(a)	it has been notified in accordance with Clause 6.5 that confirmation of the relevant payment instructions has not been received, unless it is subsequently notified that confirmation of such payment instructions has been received; or
(b)	it is not able to establish that the Principal Paying Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 6.1;
7.1.3	each Paying Agent shall cancel each Note against presentation and surrender of which it has made full payment and shall deliver each Note so cancelled or enfaced by it to, or to the order of, the Principal Paying Agent; and
7.1.4	notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted; and notify in writing the Trustee, the Issuer and the Bank of any deduction or withholding from any payment which it makes under this Agreement.
7.2	Exclusion of liens and commissions: No Paying Agent shall exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Clause 7.1 in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.
7.3	Reimbursement by Principal Paying Agent: If a Paying Agent other than the Principal Paying Agent makes any payment in accordance with Clause 7.1:
7.3.1	it shall notify the Principal Paying Agent of the amount so paid by it and the serial number and principal amount of each Note in relation to which payment of principal or interest or additional amounts, if any, was made; and
7.3.2	subject to and to the extent that the relevant payments have been made to the Lender Account in accordance with Clause 6.1, (whether or not at the due time), the Principal Paying Agent shall pay to such Paying Agent out of the funds received by it under Clause 6.1, by credit transfer in U.S. Dollars and in Same-Day Funds to such Lender Account with such bank in Istanbul as such Paying Agent has by notice to the Principal Paying Agent specified for the purpose, an amount equal to the amount so paid by such Paying Agent.
7.4	Payments in Respect of a Global Note: Whilst any Notes are represented by a Global Note, all payments due in respect of the Notes shall be made to, or to the order of, the holder of the Global Note, subject to and in accordance with the provisions of the Global Note. On the occasion of each payment, the Paying Agent to which the Global Note was presented for the purpose of making the payment shall cause the appropriate schedule to the relevant Global Note to be annotated so as to evidence the amounts and dates of the payments of principal and/or interest as applicable.
7.5	Partial payments: If on presentation of a Note or Coupon the amount payable in respect of the Note or Coupon is not paid in full (otherwise than as a result of withholding or deduction for or on account of any taxes as provided in Clause 7.1.4) the Paying Agent to whom the Note or Coupon is presented shall procure that the Note or Coupon is enfaced with a memorandum of the amount paid and the date of payment.
7.6	Agents to act for Trustee: At any time after any Relevant Event (as defined in Condition 13.1), Potential Event of Default or Event of Default shall have occurred, the Trustee may by notice to the Issuer and the Agents (or such of them as are specified by the Trustee), require each Agent to:
7.6.1	act thereafter, until otherwise instructed by the Trustee, as the agents of the Trustee in relation to payments and calculations to be made by or on behalf of the Trustee under the Trust Deed (save that the Trustee’s liability for the indemnification of any of the Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed and available to the Trustee for such purpose) and thereafter to hold all Notes and all sums, documents and records held by them in respect of the Notes on behalf of the Trustee; and/or
7.6.2	deliver up all Notes and Coupons and all sums, documents and records held by them in respect of the Notes and Coupons to the Trustee or as the Trustee shall direct in such notice provided, however, that such notice shall not be deemed to apply to any document or record which any Agent is obliged not to release by any law or regulation.
7.7	Payments to Trustee: At any time after any Relevant Event, Potential Event of Default or Event of Default shall have occurred, the Trustee may, by notice to the Issuer and/or the Bank, require the Issuer and/or the Bank to make all subsequent payments as are required in respect of the Notes or the Loan Agreement, as the case may be, to or to the order of the Trustee and not to the Principal Paying Agent.
8	Miscellaneous Duties of the Agents
8.1	Cancellation of Notes: All Notes which are surrendered in connection with redemption or any purchase carried out by the Bank in the open market or by tender or by private agreement, (together with all unmatured Coupons attached to or delivered with Notes) and all Coupons which are paid shall be cancelled by the Paying Agent to which they are surrendered. The Paying Agent shall give to the Principal Paying Agent details of all payments and exchanges made by it and shall deliver all cancelled Notes and Coupons to the Principal Paying Agent (or as the Principal Paying Agent may specify).
8.2	Destruction of Notes and Coupons: The Principal Paying Agent or its authorised agent shall (unless otherwise instructed by the Issuer in writing and subject to Clause 8.6) destroy all cancelled Notes and Coupons and furnish the Issuer with a certificate of destruction containing written particulars of the serial numbers of the Notes and the number by maturity date of Coupons so destroyed.
8.3	Redemption and cancellations: All Notes redeemed by the Issuer shall be cancelled and destroyed forthwith by the Principal Paying Agent on behalf of the Issuer and may not be resold or reissued by the Issuer. In addition to its other obligations stated herein, the Principal Paying Agent shall give to the Issuer and the Trustee a certificate stating (i) the amounts paid in respect of the Notes so redeemed, (ii) the serial numbers of Notes and (iii) the number by maturity date of Coupons so redeemed and cancelled as soon as reasonably possible after the date of such redemption. Such certificate may be accepted by the Issuer and the Trustee as conclusive evidence of redemption, payment or discharge pro tanto of the Notes. Each Paying Agent shall give the Principal Paying Agent such information as it may request in order to give the above information to the Issuer and the Trustee.
8.4	Notes in issue: As soon as practicable (and in any event within three months) after each date on which Notes fall due for redemption, the Principal Paying Agent shall notify the Issuer and the Trustee of the serial numbers and principal amount of any Notes against surrender of which payment has been made and of the serial numbers and principal amount of any Notes which have not yet been surrendered for payment.
8.5	Forwarding of communications: Upon request, each Agent shall promptly forward to the Issuer, the Bank and the Trustee a copy of any notice or communication addressed to the Issuer and the Trustee which is received by such Agent.
8.6	Maintenance of records: Each of the Agents shall maintain records of all documents received by it in connection with its duties hereunder and, in particular shall (a) maintain a record of all Notes delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss and replacement, (b) in respect of the Coupons of each maturity, retain until the expiry of ten years from the Relevant Date in respect of such Coupons either all paid Coupons of that maturity or a list of the serial numbers of Coupons of that maturity still remaining unpaid and (c) upon written request, make all records available for inspection at all reasonable times by the Issuer, the Trustee, the Bank and the other Agents.
8.7	Publication and delivery of notices: The Principal Paying Agent shall, upon and in accordance with instructions and expense of the Issuer, the Bank and/or the Trustee received at least 5 days before the proposed publication date, arrange for the publication of any notice which is to be given to the Noteholders and shall supply a copy thereof to each other Paying Agent, the Trustee, Euroclear, Clearstream, Luxembourg and any stock exchange on which the Notes are listed (and, if relevant, any listing authority).
8.8	Documents available for inspection:
8.8.1	The Issuer shall, at the Bank’s expense (and subject to receipt of the relevant funds from the Bank), provide to each Agent, the Issuer and the Trustee:
(i)	conformed copies of this Agreement, the Loan Agreement and the Trust Deed (including the Conditions and the form of the Global Notes, Definitive Notes and Coupons); and
(ii)	such documents as may from time to time be required by the UK Listing Authority and/or the London Stock Exchange plc (or such other stock exchange upon which the Notes are listed or quoted from time to time) to be made available at the Specified Office of the Paying Agent having its Specified Office in London.

Each of the Agents shall make available for inspection during normal business hours at its Specified Office the documents referred to above.

8.9	Forms of proxy and Block Voting Instructions: The Principal Paying Agent shall, at the request of the holder of any Note, make available uncompleted and unexecuted forms of proxy and issue Block Voting Instructions in a form and manner which comply with the provisions of Schedule 4 to the Trust Deed. The Principal Paying Agent shall keep a full record of completed and executed forms of proxy received by it and Block Voting Instructions issued and shall give to the Issuer, the Bank and the Trustee, not less than 24 hours before the time appointed for any meeting or adjourned meeting, full particulars of duly completed forms of proxy and of Block Voting Instructions received by it in respect of such meeting or adjourned meeting.
8.10	Miscellaneous: Each Agent:
8.10.1	shall have no obligation to act if the relevant Agent reasonably believes that it will incur costs which will not be reimbursed;
8.10.2	shall treat monies paid to it in the same way as any other banker, and shall not be liable for any interest earned thereon. No monies held by any Agent need be segregated except as may be required by law; and
8.10.3	shall act solely as Agents of the Issuer and need not have any concern for the interests of the Noteholders.
9	Fees and Expenses

Fees and Expenses shall be paid in accordance with the Fee Letters.

10	Acknowledgement of the Agents

It is expressly agreed and accepted by each Agent that the Issuer shall have no liability, obligation or responsibility to it in respect of the Notes other than as specified herein, the Conditions or in the Fee Letters, or for any fees, commissions and expenses or other sums specified herein, the Conditions or in the Fee Letters.

11	Terms of Appointment
11.1	Rights and powers: Each Agent may, in connection with its services hereunder:
11.1.1	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note relating to any Note by any person or any notice of any previous loss or theft thereof, but subject to Clause 7.1.1, treat the holder of any Note as its absolute owner for all purposes and make payments thereon accordingly;
11.1.2	assume that the terms of each Global Note and each Definitive Note as issued are correct;
11.1.3	rely upon the terms of any notice, instructions, communication or other document believed by it to be genuine; and
11.1.4	engage lawyers or other experts whose advice or services such Agent considers necessary and rely upon any advice so obtained (and such Agent shall be protected and shall incur no liability as against the Issuer or the Trustee in respect of any action taken, or omitted to be taken, in accordance with such advice and in good faith).
11.2	Extent of duties: Each Agent shall only be obliged to perform the duties set out herein and in the Conditions and no Agent shall have any implied duties. No Agent shall:
11.2.1	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer and, for the purposes of Clause 7.6 only, the Trustee;
11.2.2	be responsible for or liable in respect of the legality, validity or enforceability of the Notes (other than in respect of authentication of Notes by it in accordance with this Agreement) or any act or omission of any other person (including, without limitation, any other Agent); or
11.2.3	be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.
11.3	Freedom to transact: Without prejudice to its obligations under this Agreement, each Agent may purchase, hold and dispose of Notes and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with any Noteholders or with any other party hereto in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.
11.4	No Agency or Trust: In acting under this Agreement the Agents shall have no obligation towards or relationship of agency or trust with the holder of any Note.
11.5	No obligation: The Agents are under no obligation to take any action under this Agreement which may involve them in any expense or liability, the payment of which within a reasonable time is not in their opinion assured to them.
11.6	Exclusion of Consequential Loss: No Agent shall be liable for any consequential or indirect loss.
12	Changes in Agents
12.1	Resignation: Any Agent may resign its appointment upon not less than 30 days’ notice to the Issuer (with a copy to the Issuer, the Trustee, the Bank and, in the case of an Agent other than the Principal Paying Agent, to the Principal Paying Agent); provided, however, that:
12.1.1	if such resignation would otherwise take effect less than 30 days before or after the maturity date or other date for redemption of the Notes or any interest payment date in relation to the Notes, it shall not take effect until the thirtieth day following such date; and
12.1.2	in the case of the Principal Paying Agent or a Required Agent, such resignation shall not take effect until a successor has been duly appointed in accordance with Clause 12.4 or Clause 12.5 and notice of such appointment has been given to the Noteholders.
12.2	Revocation: The Issuer upon consultation with the Bank may (with the prior written approval of the Trustee) revoke its appointment of any Agent by not less than 30 days’ notice to such Agent (with a copy, in the case of an Agent other than the Principal Paying Agent, to the Principal Paying Agent); provided, however, that, in the case of the Principal Paying Agent or any Required Agent and, such revocation shall not take effect until a successor has been duly appointed in accordance with Clause 12.4 or Clause 12.5 and previously approved in writing by the Trustee and notice of such appointment has been given to the Noteholders.
12.3	Automatic termination: The appointment of any Agent shall terminate forthwith if (a) such Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Agent, (c) such Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Agent or the whole or any part of the undertaking, assets and revenues of such Agent is appointed (or application for any such appointment is made), (e) such Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Principal Paying Agent or any Required Agent is terminated in accordance with the preceding sentence, the Issuer may appoint a successor in accordance with Clause 12.4.
12.4	Additional and successor agents: The Issuer may (with the prior written approval of the Trustee and upon consultation with the Bank) appoint a successor principal paying agent and additional or successor paying agents and shall give notice of any such appointment to the Bank, the continuing Agents, the Noteholders and the Trustee, whereupon the Issuer, the continuing Agents, the Trustee and the additional or successor principal paying agent or paying agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.
12.5	Agents may appoint successors: If the Principal Paying Agent or any Required Agent gives notice of its resignation in accordance with Clause 12.1 and by the tenth day before the expiry of such notice a successor has not been duly appointed in accordance with Clause 12.4, the Principal Paying Agent or the Required Agent may itself, following such consultation with the Issuer as is practicable in the circumstances and with the prior written approval of the Trustee appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Issuer, the remaining Agents, the Trustee and the Noteholders, whereupon the Issuer, the remaining Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.
12.6	Release: Upon any resignation or revocation taking effect under Clause 12.1 or 12.2 or any termination taking effect under Clause 12.3, the relevant Agent shall:
12.6.1	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to Clause 11 and Clause 12);
12.6.2	in the case of the Principal Paying Agent, deliver to the Issuer and to Borrower and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Principal Paying Agent, of the records maintained by it in accordance with Clause 8.6; and
12.6.3	forthwith (upon payment to it of any amount due to it in accordance with the provisions of this Agreement and the Loan Agreement transfer all moneys and papers (including any unissued Notes held by it hereunder and any documents held by it pursuant to Clause 8.8) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.
12.7	Merger: Any legal entity into which any Agent or the Trustee is merged or converted or any legal entity resulting from any merger or conversion to which such Agent is a party shall, to the extent permitted by applicable law, be the successor to such Agent or, as the case may be, the Trustee without any further formality, whereupon the Issuer, the other Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Issuer, the Bank, the Trustee, the other Agents and the Noteholders.
12.8	Changes in Specified Offices: If any Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer and the Trustee has been obtained), it shall give notice to the Issuer (with a copy to the Bank, the Trustee and the other Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Principal Paying Agent shall on behalf of and at the expense of the Issuer, but only to the extent that the Issuer has previously been put in funds by the Bank, not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Agent is to terminate pursuant to any of the foregoing provisions of this Clause on or prior to the date of such change) give notice thereof to the Noteholders.
12.9	Compliance with Conditions: No resignation or (subject to sub-Clause 12.3) termination of the appointment of an Agent shall take effect if there would not then be Agents as required by the Conditions.
13	Notices
13.1	Addresses for Notices: All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:
13.1.1	if to the Issuer, to it at:

UK SPV Credit Finance plc

Pellipar House

First Floor

9 Cloak Lane

London EC4R 2RU

United Kingdom

Fax: +44 20 7367 8959

Attention: The Directors

13.1.2	if to an Agent, to it at the address or fax number specified against its name in Schedule 1 (or, in the case of an Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department therein specified; and
13.1.3	if to the Trustee, to it at:

Deutsche Trustee Company Limited

Winchester House

One Great Winchester Street

London EC2N 2DB

United Kingdom

Fax: +44 20 7547 6149

Attention: Trust & Securities Services

13.1.4	if to the Bank, to it at:

Public Joint-Stock Company Commercial Bank “PrivatBank”

50 Naberzhna Peremony

Dnipropetrovsk

Ukraine 49094

Fax: + 380 562 390 477

Attention: Mrs Lyudmila Shmalchenko, Deputy Chairman of the Board

Director of Treasury

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

13.2	Effectiveness: Every notice or communication sent in accordance with Clause 12.1 shall be effective if sent by letter or fax, upon receipt by the addressee, provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.
13.3	Notices to Noteholders: Any notice required to be given to Noteholders under this Agreement shall be given in accordance with the Conditions; provided, however, that, so long as the Notes are represented by the Global Note, notices to Noteholders shall be given in accordance with the terms of the Global Note.
13.4	Notices in English: All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.
14	Law and Jurisdiction
14.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.
14.2	Jurisdiction: Each of the parties agrees to submit to the exclusive jurisdiction of the courts of England to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”).
14.3	Appropriate forum: The parties irrevocably waive any objection which they might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agree not to claim that any such court is not a convenient or appropriate forum.
14.4	Non-exclusivity: The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of any Agent, the Issuer or the Trustee to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.
14.5	Consent to enforcement: The Issuer consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such Proceedings.
15	Modification

This Agreement may be amended by further agreement among the parties hereto and without the consent of the Noteholders.

16	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Schedule

Specified Offices of the Agents

Principal Paying Agent:
Deutsche Bank AG, London Branch Winchester House One Great Winchester Street London EC2N 2DB United Kingdom Fax: +44 20 7547 6149 Attention: Trust & Securities Services

SIGNATURES

UK SPV Credit Finance plc
as the Issuer

By: By:

Title: Title:

Deutsche Bank AG, London Branch
as the Principal Paying Agent

By:

Title:

Deutsche Trustee Company Limited
as the Trustee

By:

Title: